Form 15 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Commission File Number             0-31117
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GRAND ENTERTAINMENT & MUSIC (G.E.M.), INC.
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Exact name of registrant as specified in its charter)

4862 Mayfair Ave., Montreal, QC H4V 237, Canada
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common
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(Title of each class of securities covered by this Form)


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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g 4(a)(1)(i)   [  ]          Rule 12h 3(b)(1)(i)    [X]
     Rule12g 4(a)(1)(ii)   [  ]          Rule 12h 3(b)(1)(ii)   [  ]
     Rule 12g 4(a)(2)(i)   [  ]          Rule 12h 3(b)(2)(i)    [  ]
     Rule 12g 4(a)(2)(ii)  [  ]          Rule 12h 3(b)(2)(ii)   [  ]
                                         Rule 15d 6             [  ]

Approximate number of holders of record as of the certification or
notice date:          298
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Pursuant to the requirements of the Securities Exchange Act of 1934
(Name of registrant as specified in charter) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   October 15, 2001           By:      /s/Fred Berlin
                                      ---------------------------------
                                      Fred Berlin, President


Instruction: This form is required by Rules 12g 4, 12h 3 and 15d 6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel, or by any other duly authorized person. The name and title of the party signing the form shall be typed or printed under the signature

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Copyright 2001 Matthew Bender & Company, Inc., a member of the
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